Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call
Thursday, October 21, 2021, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS
Steven Gardner - Chairman, President, and Chief Executive Officer
Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript
PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp’s Third Quarter 2021 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by (0). After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on your touchtone phone. To withdraw your question, please press star (*) then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steve Gardner
Thank you, Sherry. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the third quarter of 2021. We have also published an updated investor presentation that has additional information on our financial performance.

If you have not done so already, we would encourage you to visit our Investor Relations’ website to download a copy of the presentation. In terms of our call today, I will walk through some of the notable items. Ron Nicolas, our CFO, will review a few of the financial details, and then we’ll open up the call to questions.

I note that in our earnings release and in investor presentation, we have our Safe Harbor statement relative to the forward-looking comments, and I would encourage all of you to read through those carefully. We plan to keep our prepared comments relatively brief given the level of detail and disclosures we’ve included in our earnings release and the investor presentation.

In the third quarter, our teams continue to execute at a high level, delivering strong financial results amidst a challenging operating environment. The resurgence of COVID cases arising from the spread of the Delta variant, inflationary pressures and supply chain disruptions have all presented challenges to varying degrees to our employees, clients and the communities at large. However, our disciplined approach to business development in terms of both adding new clients and expanding existing relationships enabled us to generate high quality organic loan and deposit growth and increase in revenue and higher operating leverage.

During the third quarter, we generated net income of $90.1 million or $0.95 per share. We have gained scale and are realizing greater efficiencies as we are seeing improvement in our core earnings power. During the third quarter, we generated pre-provision net revenue of $103.1 million, which was an increase of 10.7% from the prior quarter. While our PPNR return on average assets increased to 1.98% from 1.84% in the prior quarter. Our results were driven by a continuation of a number of the positive fundamental trends that we saw last quarter, as well as progress across a number of areas. Our strong loan production enabled us to continue remixing the balance sheet towards higher yielding assets.

The more favorable mix of earning assets, along with the previous redemption of higher cost sub debt supported the expansion in our core net interest margin. We had higher levels of noninterest income, largely driven by growth in our custodial account fees.

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript
Our favorable asset quality results and overall low risk profile drove an additional reserve release and our consistent expense management saw revenue growth outpace operating expenses, resulting in a nearly 200 basis point improvement in our efficiency ratio to 47.5%.

Despite the headwinds to a stronger economic recovery, our banking teams continue to be exceptionally productive in generating high-quality new relationships. We operate in a highly competitive market with many banks being aggressive on both pricing and structure to win deals, but our consistent approach to business development, aided by our proprietary technology, Premier 360 enables us to add new clients and expand existing relationships without compromising on either pricing or credit risk. We are seeing a consistent level of activity and generated nearly $1.5 billion in new loan commitments during the third quarter, which was just slightly below our second quarter’s record level. This resulted in another quarter of double-digit annualized growth in loans. The mix of loan production was fairly similar to last quarter and continues to be well diversified, with balanced contributions coming from across our markets. The strong demand for multifamily loans, coupled with our expertise and deep relationships, are enabling us to capitalize on the opportunities to redeploy excess liquidity into these high-quality credits that provide attractive risk adjusted returns.

New C&I loan production was roughly the same as the prior quarter, while line utilization rates trended up slightly to 35% in September but remained below historical levels. We had a strong finish to the third quarter, with period ending loans $323 million higher than our average loans for the quarter. In addition to our loan production, our business development efforts resulted in strong inflow of commercial deposits, and the third quarter this resulted in $455 million increase in total deposits, with a further improvement in our deposit mix, and a 2-basis point decline in our cost of deposits to 6 basis points.

During the third quarter, we generated a higher level of non-interest income, largely due to an increase in the fees generated by our trust division. We are making good strides to optimize this line of business and are starting to see early returns on our efforts. Our managers and teams are working more effectively, but we do have ways to go to achieve the operational excellence that will allow us to scale the business over the coming years.

As we head towards 2022, we are beginning to increase our business development efforts and client outreach. However, until we get our operations at the level we expect, the fee income generation will likely be a bit variable. Looking ahead, our loan pipeline remains healthy. It’s slightly more than $1.8 billion and we expect to generate another quarter of net loan growth. We’ve intentionally maintained a meaningful portion of the investment portfolio in highly liquid short-term securities in order to provide us with the flexibility to quickly redeploy these funds into higher yielding assets as loan growth materializes.

As part of our culture of continuous improvement, we’ve had a productive year in terms of new technology rollouts from modernizing our online business banking platform, to introducing new credit card programs, to refining our mobile banking applications; all designed to accelerate product adoption, support stronger growth, and enhance efficiencies. The technology platform we have built is designed to be scalable and enables us to steadily expand our capabilities without significant incremental expense. As a result, we are able to effectively maintain the technological advantage over all but the largest banks we compete against and deliver superior banking experience for businesses and consumers while automating more back-office processes. With the momentum in business development combined with the company wide commitment to continuous improvement, we are well-positioned to drive franchise value higher.

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript

With that, I’m going to turn the call over to Ron to provide a few more details on our third quarter results.

Ronald Nicolas
Thanks, Steve, and good morning. For comparison purposes, the majority of my remarks are on a linked-quarter basis. First, taking a look at the income statement. Our third quarter total revenue of $199.2 million increased $11.5 million or 6.1% from the prior quarter driven by growth in both net interest income and non-interest income. The top line revenue growth led to an increase in our pre-provision net revenue of $10 million to 1.98% of average assets reflecting strong balance sheet growth and fee income growth which now approximates 15% of total revenue, net interest income expanded by $8.1 million to $169.1 million. Higher average earning assets principally loans drove the increase in interest income of $5.4 million.

Additionally, during the quarter, we benefited from the early quarter balance sheet actions redeeming $145 million in sub-debt and an average cost of 5.23%, which helped reduce our cost of funds by almost $3 million for the quarter. Our net interest margin came in at 3.51% for the quarter, and our core margin at 3.30% increased 8 basis points from the second quarter driven principally by a 7-basis point decrease in our cost of funds. Loan yields decreased 6 basis points to 4.56% as core yields continue to be impacted by the low current interest rate environment. Looking ahead to the fourth quarter, we expect our core NIM to be in the 3.25% to 3.30% range.

Non-interest income of $30.1 million increased $3.4 million from the prior quarter, primarily attributable to a $3.5 million increase in trust custodial fees resulting from strategic pricing initiatives and $1 million increase in BOLI income, reflecting additional investments made at the end of June. Going forward, we expect our non-interest income for the fourth quarter to be in the range of $24 million to $26 million, excluding any potential security sale gains. Non-interest expense totaled $96 million compared to $94.5 million in the second quarter. Salary and benefits were stable at $53.6 million, although we continue to see market driven wage pressures. Staffing remained flat at 1,523 employees.

Marketing expense increased due to the timing of certain business development initiatives in the third quarter. The higher levels of data processing expense reflect the full quarter impact of the post-conversion trust service bureau expense and continued investments in technology across the organization. Our non-interest expense should approximate $96 million to $98 million in the fourth quarter as we expect higher business development and production related costs tied to our continued growth expectations as well as increasing incentive and wage costs. Provision for credit losses was a recapture of $19.7 million compared to a recapture of $38.5 million in the second quarter. The third quarter recapture was driven principally by the improving macroeconomic forecast and key modeling variables as well as the continued favorable asset quality results.

Turning now to the balance sheet, total assets grew to $21 billion compared to $20.5 billion in the prior quarter as deposits grew $455 million. We saw a favorable remix of our liabilities with $145 million sub-debt redemption and $147 million decrease in higher cost CDs while non-maturity deposits grew by $602 million, 15% annualized. We continue to deploy our excess liquidity into higher yielding loans and investments which grew on a combined basis $766 million from the prior quarter, funded almost half through lower cash balances, and the remaining from net deposit growth. Loans grew $329 million or 11.5% annualized and our securities portfolio increased to $4.9 billion.

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript
With consistently solid earnings, the company is generating significant amounts of capital. All of our capital ratios remain well above the regulatory well capitalized levels. This quarter, in addition to our $0.33 dividend, we also repurchased a modest 280,000 shares with a total market value of $11.2 million, further enhancing our return of capital.

Lastly, from an asset quality standpoint, our asset quality profile continues to perform well with non-performing assets stable at 17 basis points of total assets and total delinquencies at 14 basis points of loans held for investment, both virtually unchanged from the prior quarter. Net charge-offs totaled $1.8 million for the quarter compared with $1.1 million in the prior quarter. Our allowance for credit losses ended the quarter at a healthy 1.51% and the total loss absorbing capacity comprised of the allowance plus the remaining fair value discount on acquired loans totaled $296 million at quarter end or 2.11% of loans held for investment. Given our strong asset quality profile and the potential improving economies impact on our CECL model, we could see further reserve releases net of loan growth.

With that, I’ll hand it back to Steve.

Steve Gardner
Thanks, Ron. In summary, the organization is performing exceptionally well and generating solid organic growth despite the ongoing headwinds affecting our markets. At the same time, we continue to evaluate a wide range of M&A opportunities and are open to transactions that will either incrementally expand our franchise or be transformative in nature. While we have grown significantly over the past decade and the size of the targets we seek have increased, we will not deviate from the formula and criteria that has led to the substantial value creation from previous acquisitions. We are not interested in transactions that are predicated upon and driven by social issues that carry a high degree of execution risk.

We have been and will remain a disciplined acquirer that thoughtfully prices, structures and executes on all aspects of M&A. Our shareholders can be assured that whatever the transactions we pursue, either as a buyer or seller we will have their best long-term interests in mind as well as those of all of our stakeholders.

That concludes our prepared remarks, and we would be happy to answer any questions. Sherry if you could, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) then two (2). At this time, we will pause momentarily to assemble our roster.

The first question will be from David Feaster of Raymond James.

David Feaster
Hey. Good morning, everybody.

Steve Gardner
Good morning.

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript

David Feaster
I just wanted to touch on the loan growth and the origination. It’s great to see the continued strength in originations and the diversity of the production. I’m just curious, maybe from a regional or market perspective, where are you seeing the highest demand? And I guess as you look at the pipeline, where do you see the most opportunity for growth going forward? Is it similar to this quarter where we should expect most of the growth to be driven by multifamily and CRE?

Steve Gardner
I think that most all of our markets are contributing nicely, David. There’re some various initiatives that we’ve had ongoing that we think should add to a further diversification of some of the loans that we’re closing from whether it’s on the construction side, the franchise side and the like. Certainly, the C&I production has been strong. Certainly, we are being impacted, as most of the industry is, on the line utilization side, but overall, it should continue roughly the same mix, but with incremental increases from some of these other areas I mentioned.

David Feaster
Okay, that's great, and then, maybe just touching on the hiring side, I mean, there’s been a lot of disruption across your footprint from some M&A. Are you looking to use that? I got to imagine that you are looking at to use that as an opportunity to increase density in certain markets or high-grade talent or are you interested in some potential market expansion and de-novo growth into some of these adjacent MSAs in markets that you’re not currently in and add new talent?

Steve Gardner
Historically we haven’t been interested in de-novo growth. We’ve been successful in M&A and in our when we expand. We are always looking to recruit talented folks whether it’s on the production, the operations, the credit, back-office side wherever it may be, and that’s something that is always ongoing and we’re certainly taking, we’re taking advantage of opportunities as they arise.

David Feaster
That’s great, and then just one more just, you talk to the press release, and you touched on in your prepared remarks, too, but talking about your proprietary technology driving growth, and I was just wondering if you could maybe elaborate on that. Where you think the tech investments are paying off the most? And in what areas, maybe you’ve seen the most revenue or long growth or efficiency improvements from technology?

Steve Gardner
It’s really, as I referenced that, David, we’re talking about our Premier 360 platform which is really the system that we’ve built over the last 10 years that has Salesforce at the core of it and it really is a proprietary system that we use from client and data management to workflow management, call center management, and really helps our people get much greater visibility into their existing portfolios of loans, and deposits and their relationships as well as what is in the pipeline of new loans and relationships as well as the activity levels of all of their teams underneath them, so that they can help guide and direct folks to be the most effective possible in their calling efforts, their business development, moving loans through the system and the like, and so it’s all of that. We’ve certainly benefited from the work that we’ve done on our API banking and continue to invest in it and expand it where we can and we’ve got a few slides in the deck that speak to that more directly.

David Feaster

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript
That’s great color. Thank you.

Operator
The next question will be from Matthew Clark of Piper Sandler. Matthew, your line is open if you wish to ask a question.

Matthew Clark
Yes. Hey, good morning. First one on the loan pipeline sounds like it’s up a little bit here, your production is strong once again. It seems like you could -- you’re tracking to low double-digit net loan growth still going forward. Is there anything unusual in terms of payoffs, pay-downs or anything that you think might not repeat itself going forward that would make it difficult to put up that type of growth here in the near term?

Steve Gardner
I mean, it's – it's always a challenge to forecast. Early payoffs and certainly amortization, we can figure pretty closely where line utilization, if it continues its upward trend, will be a factor. Ron, anything that you could think of from the runoff in the portfolio that may impact net loan growth here in the fourth quarter?

Ronald Nicolas
Steve, I think you’ve, you’ve hit the more unknowns, the better of the unknowns. Obviously, Matt, as you saw from our earnings release disclosure, we saw a little bit of benefit this quarter relative to the prior quarter in terms of our maturities and prepayments. Whether that sticks or whether we see an uptick in that that’ll create a little bit of volatility, and as Steve indicated the lines of credit really are the other pretty much unknown that impact that but it’s really those two are the key drivers with respect to a loan growth.

Matthew Clark
Okay, and then just on the reserve, I think there was an expectation to kind of return to day one fairly swiftly. It looks like you’re on path to do that. I guess, what are the latest thoughts on how quickly you might get there and whether or not there would be some flexibility to dip below it?

Steve Gardner
It’s hard to say. We’re monitoring any number of factors and how the forecasts that impact the model, how they shake out we’ll see. I don’t know, Ron you could talk to probably more eloquently than I did.

Ronald Nicolas
The only thing I’d add there Matthew to Steve’s comments is that these supply chain disruptions that we’re seeing or the slowness in that, those potentially could continue to bleed into some of the economic forecasts, which quite frankly have been improving consecutively with each quarter, but we could see that actually bleed in and maybe slow down the effect especially in the C&I, where you're talking about business growth, business sales, GDP, those types of drivers, employment.

So I’m with Steve. We will see how the model plays itself out. It’s done at the loan level, at the segment level, and each of those drivers are unique onto themselves. So, we’ll see how it plays itself out.

Matthew Clark

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript
Okay, and then just last one, for me. We’ve seen some M&A transactions in the northwest and the Midwest that you may or may not have been interested in. How has that shifted your focus in terms of your appetite in terms of size, geography and your overall list of priorities?

Steve Gardner
It hasn’t changed it at all. We’re still very interested in and expanding throughout the West Coast, and we’ve talked about those targets not specific names obviously, but general description of what we’re looking at, but it hasn’t changed our view at all.

Matthew Clark
And how is the cadence of your conversations changed since last quarter?

Steve Gardner
They always ebb and flow Matthew, I’m actively reaching out to folks and discussing how it might make sense for us to partner, but as I said in my prepared comments, we have been a disciplined acquirer. That is going to continue. That just will not change. We’ve demonstrated very clearly our ability to create value for our shareholders and the collective shareholders would be – when folks partner with us, and we’re not going to do anything that’s going to change that fact.

Matthew Clark
Understood. Thank you.

Operator
Next question comes from Gary Tenner of D.A. Davidson.

Gary Tenner
Guys, good morning. I got on a moment or two late. I apologize. Steve, if you noted this in your prepared remarks, but the trust fees moving higher this quarter, I know that you did the conversion around mid-year, and you talked about moving to offense kind of in the back half of the year. Is this purely a function of greater business generation or is there anything lumpy this quarter that would have stuck out?

Steve Gardner
This is really reflective of an adjustment that we made in the fees of the business. So, it really does in effect, it wasn’t impacted Gary by new business development. I did make a comment in the prepared remarks about us as we’re heading towards 2022 to increase our business development efforts and outreach to clients and then we talked about the fact that since the conversion we’ve been making good strides and progress in optimizing our operations.

We’ve had a couple of bumps in the road along the way, but the team is making very good progress and we still have a little bit of work to do ahead of us really to get the business to that level of excellence from an operational standpoint that will really allow us to scale the business, and so as that work progresses here towards the end of the year, we said that fees there could be some variable aspects to those fees, but we do expect to grow them over time here.

Gary Tenner
Okay, so broadly speaking though the step up in fees is kind of a permanent baseline level just given the fee structure you’ve changed in the business. Is that correct?

Steve Gardner

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript
It could be, it possibly is the baseline as far as the cost, but there may be some variability here as we move through the fourth quarter and into next year which may be offset by new business development and growth in the business.

Gary Tenner
Okay, okay, fair enough and then secondly just in terms of the balance sheet obviously you work cash down to what appear at least to me to be fairly reasonable levels. As you think about the deposit base right now you’ve had some ongoing runoff in retail CD. Is that still an area you want to work lower or looking at the kind of loan deposit ratio right now in your cash balances is, is this kind of a more steady level I guess going forward for the overall balance sheet mix?

Steve Gardner
Well obviously, we’d rather increase the level of loans to deposits and fund that through some of the securities that we have. We’ve been holding a pretty sizable chunk of securities really short duration to be in a position to redeploy those into loans and our expectation is to continue to grow the balance sheet.

Gary Tenner
Okay. Thanks, Steve.

Steven Gardner
Sure.

Operator
The next question is from Andrew Terrell of Stephens.

Andrew Terrell
Hey. Good morning.

Steven Gardner
Good morning.

Ronald Nicolas
Good morning

Andrew Terrell
Steve, I’m looking at page 12 of the slide deck on technology and API adoption. I’m curious are you currently working with any FinTech partners in order to reach end customers and just how are you thinking about leveraging or working with those FinTech partners in the future to provide banking services, payment services to end clients?

Steve Gardner
We are working with a number of FinTech clients now that are in those areas of payment processing, some in that have high transaction volumes, some of these -- I don’t want to give individual names, that are a specific accounting software packages and the like and so we look to expand that over time. This initially began as working to solve a problem for some of our clients in the HOA management space a number of years ago and we’ve gotten a nice advantage there and so we’ve just looked here over the last call it 18 months or so to expand that to other cases that would make sense.

Pacific Premier Bancorp, Inc.
Q3 2021 Earnings Conference Call Transcript
Andrew Terrell
Got it and would this provide kind of a fee income impact or is it more focused on efficiency or could there ultimately be balance sheet impacts from some of these offerings?

Steve Gardner
Kind of all three, we’re looking at potential growth in benefiting us on the fee side, incrementally benefiting us on the efficiency side and maybe to a greater extent on the balance sheet side and acquisition of new clients.

Andrew Terrell
Understood, okay, thanks, and then, if I look at the repurchase from this quarter, it looks like this stock is about 8% or 9% higher than where you repurchase that during the quarter. Do you think appetite towards the buyback is cooled off a bit or just any kind of update on expectations here?

Steve Gardner
Look we’ve used the stock buyback as for since it was implemented opportunistically and that’s what we’re going to continue to do.

Andrew Terrell
Okay, great. Thanks for taking my questions.

Steve Gardner
Certainly.

Operator
This concludes our question-and-answer session. I would now like to turn the conference back over to Steve Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Great. Well, we appreciate everyone joining the call. I hope you all have a real nice weekend. Thank you.

Operator
Thank you. The conference is now concluded. Thank you all for attending today’s presentation. You may now disconnect your lines. Have a great day.